     As filed with the Securities and Exchange Commission on May 21, 2001
                                                    Registration No. _____-_____
================================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549
                         -----------------------------
                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                         -----------------------------
                             Wattage Monitor Inc.
            (Exact Name of Registrant as Specified in Its Charter)
                         -----------------------------

                Nevada                                   86-0882633
    (State or Other Jurisdiction of                   (I.R.S. Employer
     Incorporation or Organization)                  Identification No.)

                           1475 Terminal Way, Suite B
                              Reno, Nevada  89502
                                 (775) 327-6000

         (Address, including zip code, and telephone number, including area code, of Registrant's principal executive office)
                         -----------------------------
                              Gerald R. Alderson
                     President and Chief Executive Officer
                             Wattage Monitor Inc.
                           1475 Terminal Way, Ste. B
                              Reno, Nevada  89502
                    (Name and Address of Agent For Service)

                                 (775) 327-6000

         (Telephone Number, Including Area Code, of Agent For Service)

                                   Copies to:
                             Willie E. Dennis, Esq.
                              John F. Storz, Esq.
                      Akin Gump Strauss Hauer & Feld, LLP
                        590 Madison Avenue, 20/th/ Floor
                              New York, NY  10022
                 (212) 872-1000 (Phone)   (212) 872-1002 (Fax)

  Approximate date of commencement of proposed sale to the public: From time to time as determined by the Selling Stockholders.
  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]
  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                                                 CALCULATION OF REGISTRATION FEE
====================================================================================================================================
                                                Amount                   Proposed                 Proposed            Amount of
  Title of Securities To Be Registered           To Be           Maximum Offering Price Per   Maximum Aggregate     Registration
                                               Registered (1)            Share (2)            Offering Price (2)         Fee
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, $0.01 par value                 8,886,872 shares            $0.69                   $6,131,942           $1,533
------------------------------------------------------------------------------------------------------------------------------------

  (1) Pursuant to Rule 416 under the Securities Act of 1933, as amended, this registration statement also covers such indeterminate number of shares of common stock as may be required to prevent dilution resulting from stock splits, stock dividends or similar events.

  (2) Estimated solely for the purpose of computing the amount of the registration fee, based on the average of the bid and ask prices for Wattage Monitor Inc.'s common stock as reported on the OTC Electronic Bulletin Board on May 14, 2001 in accordance with Rule 457(c) under the Securities Act of 1933, as amended.

  The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

================================================================================

   THE INFORMATION IN THIS PRELIMINARY PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED
  WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PRELIMINARY
   PROSPECTUS IS NOT AN OFFER TO SELL NOR DOES IT SEEK AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.



                   Subject to completion, dated May __, 2001


                               8,886,872 Shares

                             Wattage Monitor Inc.

                                 Common Stock

                               -----------------

     Shares of common stock of Wattage Monitor Inc. are being offered by this prospectus. The shares will be sold from time to time by the selling stockholders named in this prospectus. The prices at which such selling stockholders may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions. We will not receive any proceeds from the sale of shares of common stock by the selling stockholders but we will receive proceeds from the exercise of warrants held by certain of the selling stockholders. Our shares are traded on the OTC Electronic Bulletin Board under the symbol "WMON." The last reported sale price for the shares on the OTC Electronic Bulletin Board on May 17, 2001 was $.86 per share.

                               -----------------

     Investing in the shares involves a high degree of risk. For more information, please see "Risk Factors" beginning on page 7.

                               -----------------

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                               -----------------

                  The date of this prospectus is May 21, 2001

                               TABLE OF CONTENTS

ABOUT THIS PROSPECTUS..................................................   3
FORWARD-LOOKING STATEMENTS.............................................   3
WHERE YOU CAN FIND MORE INFORMATION....................................   4
ABOUT WATTAGE MONITOR..................................................   6
RISK FACTORS...........................................................   7
USE OF PROCEEDS........................................................  12
SELLING STOCKHOLDERS...................................................  12
PLAN OF DISTRIBUTION...................................................  15
LEGAL MATTERS..........................................................  16
EXPERTS................................................................  16

                             ABOUT THIS PROSPECTUS


     This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the "SEC"). The prospectus relates to 8,886,872 shares of our common stock which the selling stockholders named in this prospectus may sell from time to time. We will not receive any of the proceeds from these sales but we will receive proceeds from the exercise of options and warrants held by certain selling stockholders. We have agreed to pay the expenses incurred in registering the shares, including legal and accounting fees.

     The shares have not been registered under the securities laws of any state or other jurisdiction as of the date of this prospectus. Brokers or dealers should confirm the existence of an exemption from registration or effectuate such registration in connection with any offer and sale of the shares.

     This prospectus describes certain risk factors that you should consider before purchasing the shares. See "Risk Factors" beginning on page 7. You should read this prospectus together with the additional information described under the heading "Where You Can Find More Information."



                           FORWARD-LOOKING STATEMENTS


     This prospectus and the other reports we have filed with the SEC, contain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The words or phrases "can be", "expects", "may affect", "may depend", "believes", "estimate", "project", and similar words and phrases are intended to identify such forward-looking statements. Such forward-looking statements are subject to various known and unknown risks and uncertainties and we caution you that any forward-looking information provided by or on behalf of Wattage Monitor is not a guarantee of future performance. Our actual results could differ materially from those anticipated by such forward-looking statements due to a number of factors, some of which are beyond our control, in addition to those risks discussed in "Risk Factors" in this prospectus and in our other public filings, press releases and statements by our management, including (1) the volatile and competitive nature of the Internet, (2) changes in domestic economic and market conditions, and (3) the effect of federal and state regulation on our businesses. All forward-looking statements are current only as of the date on which such statements were made. We do not undertake any obligation to publicly update any forward-looking statement to reflect events or circumstances after the date on which any such statement is made or to reflect the occurrence of unanticipated events.

                      WHERE YOU CAN FIND MORE INFORMATION

     Federal securities law requires us to file information with the SEC concerning our business and operations. We file annual, quarterly and special reports, proxy statements and other information with the SEC. You can read and copy these documents at the public reference facility maintained by the SEC at Judiciary Plaza, 450 Fifth Street, NW, Room 1024, Washington, DC 20549. You can also copy and inspect such reports, proxy statements and other information at the regional offices of the SEC located at Seven World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661.

     Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public on the SEC's web site at http://www.sec.gov. You can also inspect our reports, proxy statements and other information at the offices of the Nasdaq Stock Market.

     The SEC allows us to "incorporate by reference" the information we have previously filed with it, which means that we can disclose important information to you by referring you to those documents. The information that we incorporate by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act:

     1. Our Annual Report on Form 10-KSB for the year ended December 31, 2000 filed on March 23, 2001.

     2. Our Annual Report on Form 10-KSB for the year ended December 31, 1999 filed on March 15, 2000.

     3. The Definitive Proxy Statement for (i) the increase in the total number of shares of Common Stock that Wattage Monitor may issue to seventy-five million shares and (ii) the increase in the total number of shares authorized and available for issuance pursuant to grants made under the 1999 Incentive Compensation Plan to 8,989,980 shares, on Schedule 14A, dated December 11, 2000.

     4. The Definitive Proxy Statement for the increase in the total number of shares of Common Stock that Wattage Monitor may issue to fifty million shares, on Schedule 14A, dated September 11, 2000.

     5. The Definitive Proxy Statement for the Annual Meeting of Wattage Monitor on Schedule 14A, dated May 5, 2000.

     6. Our Quarterly Report on Form 10-QSB for the three months ended March 31, 2001 filed on May 8, 2001.

     7. Our Quarterly Report on Form 10-QSB for the three months ended September 30, 2000 filed on November 20, 2000.

     8. Our Quarterly Report on Form 10-QSB for the three months ended June 30, 2000 filed on August 10, 2000.

     9. Our Quarterly Report on Form 10-QSB for the three months ended March 31, 2000 filed on May 9, 2000.

     10. Our Quarterly Report on Form 10-QSB for the three months ended September 30, 1999 filed on November 12, 1999.

     11. Our filing on Form 8-K, dated January 5, 2001, disclosing our completion of an equity financing and the documentation represented by this transaction.

     12. Our filing on Form 8-K, dated September 28, 2000, disclosing the documentation supporting our effort to secure a $10,000,000 financing transaction.

     13. Our filing on Form 8-K, dated May 30, 2000, disclosing the results of the items voted on at our Annual Meeting of Shareholders.

     14. Our Registration Statement on Form S-3 filed on November 30, 2000.

     This prospectus is part of a registration statement we filed with the SEC (Registration No. _____-_____). You may request a free copy of any of the above filings by writing or calling Kristi Grund, Wattage Monitor Inc., 1475 Terminal Way, Suite B, Reno, Nevada 89502, (775) 327-6000.

     You should rely only on the information incorporated by reference or provided in this prospectus or any supplement to this prospectus. We have not authorized anyone else to provide you with different information. The selling stockholders should not make an offer of these shares in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement to this prospectus is accurate as of any date other than the date on the cover page of this prospectus or any supplement.

                             ABOUT WATTAGE MONITOR

Executive Summary


     Wattage Monitor is the preeminent electricity information source, providing competing electric prices and service information in deregulated markets. Through our flagship brand, WattageMonitor.com, we provide a free-to-use service that presents commercial and residential consumers with their electricity service options. The service is available through our web site (www.wattagemonitor.com) or via a toll free phone call (1-888-WATTAGE). Through the Wattage Monitor service consumers can see a complete list of competitive electric utility offers in their area, choose a new electricity supplier, obtain information about the current status of electric choice and access a wide variety of industry data, statistical analysis, and proprietary indices. Organized by zip code, the information is simple to access and provides a complete picture of the localized electric utility landscape, all in one place.

     We also make their electric utility news and information feed available to partner web sites. This data-stream (and transaction capability) enables other web sites to deliver electric utility pricing (and electric utility purchase capabilities) to their visitors. Our data offering delivers a combination of proprietary technology and industry-leading aggregation of commercial and residential electric utility pricing information to supply customers with fast, accurate and complete information regarding the energy marketplace.

     We receive fees from electricity suppliers to present consumers with information regarding their service options and for orders placed through our service. In our relationships with partner web sites deploying our data feed, we share sales commissions and any advertising revenue those sites generate. We also provide business services to industry participants through our ability to develop and host private label sites, assist with supplier marketing programs and provide customer service implementation (switching) software functionality in states with competition. Finally, we provide electric market research, a newsletter and consumer surveys on a fee and subscription basis to electric utilities and others interested in this industry.

     The electric utility industry in the United States is vast, highly fragmented and in the early stages of deregulation. Unlike previously deregulated industries like telecommunications this industry has historically operated locally, not nationally. There are no national franchises. A large number of competitive electricity suppliers have been attracted to compete because of the sheer market size and the absence of one industry leader.

     There are approximately one hundred million residential households using electricity in the United States, generating approximately $90 billion of annual revenue. Using consumption as a measure, there is roughly the same amount of electricity expenditure from commercial customers (non-manufacturing business establishments). Industrial customers constitute the third market segment, again equal in kWh's used to the residential and commercial markets.

     Suppliers attracted to this market have found acquiring customers to be quite expensive. There are over three thousand entities that currently provide customers electricity in the United States, including several very large electric utilities. None currently serves more than approximately 5% of the national market. Even the largest electric utilities are isolated geographically, and while they may dominate in their given regions, they have little or no presence elsewhere. All of them must find a way to reach customers in this new business environment or disappear.

     In a competitive electric power market, users of electricity need accurate and objective electrical service and rate information to choose a supplier. Suppliers must find a cost-effective way to present their programs to consumers and enroll them as customers. Wattage Monitor, both as an impartial provider of free information to individual consumers and as a market access channel for industry participants and commercial customers, has become the early industry standard for such services.


Recent Developments


 None.

                                 RISK FACTORS


     An investment in our common stock involves a high degree of risk. You should give careful consideration to the following risk factors, together with all of the other information included in this prospectus, before making an investment decision.

     In order to relate the risk factors set forth below to the broad categories of risk to which they correspond, the risk factors are organized in three groups:


  .  Risks in establishing Wattage Monitor as a going concern;

  .  Risks in growing Wattage Monitor; and

  . Risks of Wattage Monitor's Common Stock by virtue of its characteristics, such as liquidity and potential dilution.

Risks in Establishing Wattage Monitor as a Going Concern
--------------------------------------------------------

     The active participation of suppliers and consumers in our system is necessary for our business to succeed.

     By enrolling suppliers in the first half of 2000 we demonstrated the last of the three criteria we initially established as necessary to prove our business model: (a) creation of an information system; (b) demonstration that consumers use our system/service; and (c) electricity supplier participation. Our task has since become to scale our business as competition spreads to additional states to capitalize on our market leading position. However, until suppliers began to participate, consumers' use of our system was necessarily for information only, not to switch suppliers. Now the challenge is to scale the business as competition spreads to additional states, to capitalize on our market leading position and to have consumers use our service to switch suppliers as well as to obtain information.

     The first step in scaling our business was to secure and maintain a strong market share of participating suppliers in each of the regulated utility territories in each of the states with active competition. Through the first quarter of 2001, our market share - defined as the percentage of competitive offers in a territory that are available for switching through our system - was greater than 40% in all cases, as much as 100% in some cases, and averaged approximately 73%. While we believe that our current market share is strong, there is no guarantee that our market share position can be maintained. We must also attract consumers to utilize our service to switch to their supplier of choice, not just to obtain information. There are a number of factors that we believe affect both supplier and consumer participation in our service. Three of the more important factors are:

  . Market Immaturity -- When states decide to create competition in their electricity industry it generally requires legislation to do so. After adopting that legislation, the specific structure of the market and the requirements for participating in it evolve through hearings and implementing regulations issued by the various state Public Utility Commissions. That process is not complete today, even in states that originally enacted legislation two or three years ago. Such an evolving process makes it both difficult for suppliers to compete for customers and difficult for consumers to understand how to participate, as the exact rules of engagement are not yet firmly established or continue to change.

  . Consumer Behavior -- While one hundred million households and fifteen million businesses use electricity, virtually none have ever chosen their electric supplier. There is no established basis to determine how such customers make their choices.

  . Organizational Immaturity -- All competing suppliers, including those (more than half) that are subsidiaries of very large enterprises, are nevertheless newly created. This ''start-up'' nature of all companies in this market means that the suppliers are still developing their approach to obtaining consumers/customers.

     Although we believe that reluctance to participate in our system by suppliers and reluctance to switch by consumers seem to be disappearing, our marketing efforts continue to be more difficult than originally anticipated.

     Insignificant historical revenues do not enable us to evaluate whether or not we will ever operate profitably.

     Because we have never generated significant revenues, we cannot be sure that we will ever generate the revenue necessary to be a successful business. We have incurred losses since inception. As we continue to implement our strategy, we intend to spend significant amounts on sales and marketing, research and development, operations and general and administrative activities. We expect that we generally will incur these costs in advance of anticipated related revenues, which may result in operating losses for the foreseeable future.

     Any investment in our company must be considered in light of problems frequently encountered by companies in an early stage of development. Our ability to achieve a profitable level of operating revenue will depend on, among other things:

  .  the market's acceptance of our products and services;

  .  the rate at which states adopt electric competition; and

  .  the manner in which each state chooses to phase in competition.


Risks in Growing Wattage Monitor
--------------------------------

     We are uncertain that we will grow, or that we will be able to effectively manage our growth.

     Any growth we may experience will result in increased responsibility for existing and new management personnel. This is particularly significant in the high growth, Internet industry where the demand for skilled personnel is quite extreme and turn-over is high. Effective growth management will depend on the following:

  .  Our ability to integrate new personnel into our corporate structure;

  .  Improving our operational, management and financial systems and controls;
     and

  .  Our capacity to recruit, train, motivate and manage employees.

     If we are unable to do so, our business, results of operations and financial condition may be adversely affected.

     Our business depends on continued use and improvement of the Internet.

     Our products and services are targeted toward consumers and businesses that use the Internet. The Internet is subject to a high level of uncertainty and is characterized by rapidly changing technology, evolving industry standards, and frequent new product and service introductions. Accordingly, you should consider the risks and difficulties frequently encountered in new and rapidly evolving markets. Critical issues concerning the commercial use of the Internet remain unresolved and may affect the growth of Internet use. Despite growing interest in the many commercial uses of the Internet, many consumers and businesses have been deterred from purchasing Internet products and services for a number of reasons, including:

  . inadequate protection of the confidentiality of stored data and information moving across the Internet;

  .  inconsistent quality of service;

  .  inability to integrate business applications on the Internet;

  . the need to deal with multiple vendors, whose products are frequently incompatible; and

  .  lack of availability of cost-effective, high-speed products and services.

     If Internet usage does not grow or is not sustained at the rates which we presently anticipate, our business, financial condition and results of operations will be materially and adversely affected.

     We depend on certain key personnel and the loss of any of them may adversely affect us.

     Our success is greatly dependent upon the efforts of Gerald R. Alderson, our President and Chief Executive Officer. The loss of his services, or those of certain other key management or personnel, could have a material adverse effect on us. Currently, we have an employment agreement with Mr. Alderson. The current term of the agreement expires on December 31, 2001, but is subject to automatic renewal. We are the beneficiary of a key man life insurance policy for Mr. Alderson in the amount of five million dollars. We have not obtained key man life insurance for any of our other key employees.

     We are uncertain we can obtain the capital to grow our business.

     To fully realize our business objectives and potential, we will require significant financing in addition to this offering. We cannot be sure that we will be able to secure the financing we will require, or that it will be available on favorable terms. If we are unable to obtain it, we will be required to substantially curtail our approach to implementing our business objectives. Additional financing may be debt, equity or a combination of debt and equity. If we raise additional funds through the issuance of equity securities, a significant dilution to the net tangible book value per share of our common stock could result. If we raise additional funds by issuing debt, we may be subject to limitations on our operations, including limitations on the payment of dividends.

     The competitive electric market is new, so it is unknown how it will evolve or how the companies that operate in it will behave.

     All competitive electric suppliers, including those that are subsidiaries of large enterprises, are new. The start-up nature of all companies in this market and the formative nature of the market itself mean that the companies in the market were created by their founders or parents to implement a specific business plan. Necessarily, we were not a part of those plans because we did not exist at the time the plans were formulated. These new organizations generally decide that they must first try to implement their original plan before they either change direction or add a second approach to their efforts to obtain customers, such as the one we offer. Additionally, market activity to date has reflected little consistency in the manner in which states implement electricity competition. The time it takes for these newly formed companies and the competitive electricity market itself to mature will materially affect the timing of our growth. There can be no assurance that this will occur in a timely enough manner to allow us to profitably offer our service.

     Our computer-based information system may not be sufficient to satisfy the requirements of consumers and suppliers and may become obsolete or may fail to perform as expected.

     With the initial October 1998 release of our nationwide, zip code-based information system and its subsequent use by tens of thousands of electric consumers, a number of system problems were identified. WM 2.0, released September 1, 1999 and revised in April of 2000, addressed those problems and represents a more mature web site to deliver the services we believe consumers want. WM 3.0, launched in April of 2001, provides greater transaction flexibility and allows more efficient implementation of web site partnering opportunities. However, with the rapid rate at which the deregulating electricity market is evolving and growing in both scope and complexity, there can be no assurance WM 3.0 will meet its performance standards or that additional system functionality will not be necessary. The technology that enables delivery of the information services we offer, such as computer Internet-based access systems, are subject to rapid and significant technological change. Competitors may develop more effective and efficient technology that may render our technology obsolete. If this occurs, we will need to make a substantial investment to upgrade to remain competitive.

     Further, a reduction in the performance, reliability and availability of our network infrastructure will impede our ability to distribute our products and services to our users, as well as our reputation and ability to attract and retain funding, users and content providers. Our systems and operations could be damaged or interrupted by fire, flood, power loss, telecommunications failure, Internet breakdown, earthquake and similar events. Our systems are also subject to viruses, break-ins, sabotage, intentional acts of vandalism, hacking, cyber-terrorism and similar misconduct. Our computer and communications infrastructure is located in Dallas, Texas. We do not have fully redundant systems or a formal disaster recovery plan, and we do not carry adequate business interruption insurance to compensate us for losses that may occur from a system outage. Any system error or failure that causes interruption in availability of products or content or an increase in response time could result in a loss of potential or existing customers or content providers and decreases in stock values. If we suffer sustained or repeated interruptions, our products and services could be less attractive to such entities or individuals and our business would be harmed.

     We depend upon our proprietary information and intellectual property for success.

     As an information service company, our success depends in particular on our ability to protect our proprietary information and trademarks. To do so, we rely on a combination of copyright, trademark and trade secret laws, nondisclosure and other contractual agreements with employees and third parties, and technical measures. We cannot be sure that the steps we have taken will be adequate to protect us. In addition, third parties may develop equivalent or superior information systems. We have filed for patents on our service, but no action has yet been taken on our applications. We may be subject to or may initiate proceedings in the United States Patent and Trademark Office, which may demand significant financial and management resources. Although we believe our products and information system do not infringe upon the proprietary rights of others, there can be no assurance that third parties will not assert infringement claims against us. Litigation may be necessary to enforce our intellectual property rights or to defend against claimed infringement by others. Any litigation may result in substantial cost to us and a diversion of our efforts.

Risks Attributable to our Common Stock's Characteristics
--------------------------------------------------------

     We can issue preferred stock and dilute the position of the shareholders of our common stock.

     Our certificate of incorporation provides that we may issue up to 5,000,000 shares of preferred stock, from time to time, in one or more series. The board of directors is authorized to determine the number of shares, rights, preferences, privileges and restrictions of any new issuance of preferred stock, without any vote or action by the holders of our common stock. The board of directors may issue preferred stock with voting or conversion rights that could adversely affect the rights of the holders of common stock. The potential issuance of preferred stock may have the effect of delaying or preventing a change in control, discourage bids for the common stock at a premium over its market price, or adversely affect the market price of the common stock.

     We are listed on the OTC Electronic Bulletin Board, which can be a volatile market.

     Our common stock is quoted on the OTC Electronic Bulletin Board, a NASD sponsored and operated quotation system for equity securities. The OTC Electronic Bulletin Board was introduced as an alternative to the NQB Pink Sheets for trading over-the-counter securities. It is a more limited trading market than the NASDAQ SmallCap Market, and timely, accurate quotations of the price of our common stock may not always be available. You may expect trading volume to be low in such a market. Consequently, the activity of trading only a few shares may affect the market and may result in wide swings in price and in volume. The price of our common stock may fall below the price at which an investor in this offering purchased shares, and an investor may get back less than the amount invested if the investor sells such shares. Our shares of common stock may be subject to sudden and large falls in value, and an investor could experience the loss of the investor's entire investment. Past performance of the shares of common stock is not necessarily a guide to future performance.

     Our common stock may be subject to the requirements of Rule 15g-9, promulgated under the Securities Exchange Act of 1934, as amended, if the price of our common stock falls below $5.00 per share. Under such rule, broker-dealers who recommend low-priced securities to persons other than established customers and accredited investors must satisfy special sales practice requirements, including a requirement that they make an individualized written suitability determination for the purchaser and receive the purchaser's consent prior to the transaction. The Securities Enforcement Remedies and Penny Stock Reform Act of 1990 also requires additional disclosure in connection with any trades involving a stock defined as a penny stock. Generally, the SEC defines a penny stock as any equity security not traded on an exchange or quoted on NASDAQ that has a market price of less than $5.00 per share. The required penny stock disclosures include the delivery, prior to any transaction, of a disclosure schedule explaining the penny stock market and the risks associated with it. Such requirements could severely limit the market liquidity of the securities and the ability of purchasers to sell their securities in the secondary market.

     Since our officers, directors and principal shareholders own a large percentage of our outstanding shares of Common Stock, they are able to significantly influence matters regarding shareholder approval.

     Our officers, directors and 5% shareholders, as a group, beneficially own approximately 77% of the common stock entitled to vote. As a result, these persons, acting together, may have the ability to control the vote on matters submitted to our shareholders for approval. This concentration of ownership may delay, defer or prevent a change in control, merger, consolidation, takeover or other business combination.

     The Sale of Shares of our Common Stock registered under this prospectus could reduce the price of our Common Stock.

     As of the date of this filing, there are 44,396,520 shares of our common stock issued and outstanding. Of this total, 5,897,166 shares are subject to lock-up agreements and 3,225,054 are being registered under this prospectus. In addition, 4,541,700 shares of our common stock underlying outstanding options and 1,120,118 shares of our common stock underlying outstanding warrants are being registered under this prospectus. Sales of our common stock resulting from the registration of shares under this prospectus may affect the market price of our common stock.

     The securities are not readily realizable investments.

     The shares of Common stock are not readily realizable investments and it may be difficult for an investor to sell or realize the investment and to obtain reliable information about its value or the extent of the risks to which it is exposed.

                                USE OF PROCEEDS

          We will not receive any part of the proceeds from the sale by our shareholders of our common stock. However, we will receive proceeds from the exercise of options and warrants held by certain selling stockholders. Based on the closing bid price of our common stock on May 17, 2001, which was $0.86, the selling shareholders would receive, before any expenses or commissions, approximately $7,643,000 if all the shares in this offering are sold.

                             SELLING STOCKHOLDERS

          The following table shows for our shareholders the following information:

     . The number and percentage of shares of our common stock beneficially owned by them as of May 17, 2001;

     .    The number of shares of our common stock covered by this prospectus;
          and

     . The number and percentage of shares of common stock to be retained after this offering, if any.

          We assume no purchase in this offering by any shareholder listed below of any shares of our common stock.

          Beneficial ownership is determined in accordance with SEC rules and includes voting or investment power with respect to the securities. Except as indicated herein, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. SEC rules require that the number of shares of common stock outstanding used in calculating the percentage for each listed person includes the shares of common stock underlying options and warrants held by such person that are exercisable within 60 days of May 17, 2001.

          The table should be read in conjunction with the information that precedes it. The percentages set forth in the table assume 44,396,520 shares of common stock outstanding as of May 17, 2001.

                                                                                           Securities Owned
                                         Securities Owned Prior to Offering                 After Offering
                                     -----------------------------------------------     --------------------------

                                      Shares of       Percent     Shares of Common       Shares of     Percent of
Name of Selling                        Common        of Common     Stock Offered          Common          Common
Security Holder                         Stock          Stock          Hereby/1/            Stock          Stock
-----------------------------------  -------------   -----------  ------------------     -----------   ------------
Gerald R. Alderson/2/                   4,231,331          9.5%           2,711,421       1,519,910           3.0%
Robert H. Lessin/3/                     3,734,120          8.3%             952,505       2,781,615           5.6%
Stephen D. Klein/4/                     1,375,391          3.1%             104,804       1,270,587           2.5%
Valiant Growth Fund                       975,000          2.2%             100,000         875,000           1.7%
Alexander Ellis, III/5/                   282,500             *             520,000               0           0.0%
Robert Forrest/6/                         225,000             *             625,000               0           0.0%
Vicki Center/7/                           225,000             *             625,000               0           0.0%
John Westfield/8/                         116,000             *             416,000               0           0.0%
Intercontinental Services Ltd              60,000             *              60,000               0           0.0%
Logie C L Fitzwilliams                     60,000             *              60,000               0           0.0%
Alison Elliott                             53,274             *             100,450          37,824              *
Verus Group/9/                             44,118             *              44,118               0           0.0%
Johnathan Cohen                            36,765             *              36,765               0           0.0%
Paris Investments                          30,000             *              30,000               0           0.0%
Ben Marshall                               27,000             *              27,000               0           0.0%
Daniel I. Dewolf/10/                       35,000             *              20,000          15,000              *
Joel Dumaresq/11/                          20,000             *              20,000               0           0.0%
ThorGroup Ventures                         20,000             *              40,000               0           0.0%
Dwight Patrick                             15,000             *              60,000               0           0.0%
Jay Laengrich                              15,000             *              60,000               0           0.0%
Marousa Dumaresq                           14,706             *              14,706               0           0.0%
Robert FitzGerald                          13,750             *              65,000               0           0.0%
Ajmal Khan/12/                             10,000             *              10,000               0           0.0%
Barry Malone                               10,000             *             100,000               0           0.0%
Willie E. Dennis/13/                       13,000             *              10,000           3,000              *
Jamey Gessaman                              9,200             *             100,000               0           0.0%
Christopher Balthasar                       7,650             *               7,650               0           0.0%
Stratosphere International Ltd.             7,353             *               7,353               0           0.0%
Camhy Karlinsky & Stein LLP/14/             7,000             *               7,000               0           0.0%
BlueGarni                                   6,500             *               6,500               0           0.0%
Fred Powell                                 5,000             *               5,000               0           0.0%
Christopher Briggs                          3,125             *              42,500               0           0.0%
Jack Lavender                               2,500             *               2,500               0           0.0%
Rickie Shaner                               1,700             *              36,800               0           0.0%
Christopher Hardage                         1,200             *              34,800               0           0.0%
Edward Roha                                 1,050             *              34,200               0           0.0%
Christopher Higgins                         1,000             *              24,000               0           0.0%
Kristina Grund                              1,000             *              32,000               0           0.0%
Pat Shaw                                    1,000             *               4,000               0           0.0%
Robby Cross                                   875             *              33,500               0           0.0%
Andrew Murphy                                 500             *                 500               0           0.0%
Christopher Moyle                             500             *              22,000               0           0.0%
Gary Cook                                     500             *              31,000               0           0.0%
Jamie Kazen                                   500             *              21,000               0           0.0%
Courtney Dickson                              450             *              31,800               0           0.0%

                                                                                           Securities Owned
                                         Securities Owned Prior to Offering                 After Offering.......
                                     -----------------------------------------------     --------------------------
                                     Shares of      Percent of    Shares of Common       Shares of      Percent
                                      Shares of       Percent     Shares of Common       Shares of     Percent of
Name of Selling                        Common        of Common     Stock Offered           Common        Common
Security Holder                         Stock          Stock          Hereby/1/             Stock         Stock
-----------------------------------  -------------   -----------  ------------------     -----------   ------------
Deborah Moberly                                0          0.0%              50,000               0          0.0%
Jack Green                                     0          0.0%              20,000               0          0.0%
Jeffrey Halpern/15/                            0          0.0%           1,500,000               0          0.0%
Michael Ambrose                                0          0.0%               2,000               0          0.0%
Roger Williams                                 0          0.0%               7,500               0          0.0%
Ryan Olsen                                     0          0.0%               5,000               0          0.0%
Stephanie McVey                                0          0.0%               5,000               0          0.0%
Yvonne Thomas                                  0          0.0%                 500               0          0.0%

* Less than one percent.

/1/ The number of shares offered herein includes an aggregate of 5,661,818 shares of our common stock underlying outstanding options and warrants.

/2/ Gerald R. Alderson is a founder, President and a director of Wattage Monitor. The number of shares offered herein includes an aggregate of 211,421 shares of our common stock underlying outstanding options and warrants.

/3/ Robert H. Lessin is a founder of Wattage Monitor. The number of shares offered herein includes 627,451 shares of our common stock underlying outstanding warrants beneficially owned through RHL Ventures LLC. Mr. Lessin's ownership columns include 2,216,909 shares of common stock owned directly and 889,760 shares of common stock beneficially owned through RHL Ventures LLC.

/4/ Stephen D. Klein is the Chairman of the Board and a founder of Wattage Monitor. He is not an employee. The number of shares offered herein represents an aggregate of 75,392 shares of our common stock underlying outstanding options and warrants owned directly and 29,412 shares of our common stock underlying outstanding warrants beneficially owned through SDK Investments LLC.

/5/ Alexander Ellis III is a Vice President and a director for Wattage Monitor. The number of shares offered herein represents 520,000 shares of our common stock underlying outstanding options.

/6/ Robert E. Forrest has served as Vice President - Operations for Wattage Monitor since March of 1998. The number of shares offered herein includes 500,000 shares of our common stock underlying outstanding options.

/7/ Vicki L. Center has served as Vice President - Sales & Marketing for Wattage Monitor since April of 2000, and prior to that served as Director of Marketing since October of 1998. The number of shares offered herein includes 500,000 shares of our common stock underlying outstanding options.

/8/ John Westfield served as Vice President - Technology for Wattage Monitor from April of 1998 to April of 2001. The number of shares offered herein represents 416,000 shares of our common stock underlying outstanding options.

/9/ Verus Group loaned us $60,000 in October, 2000 which was repaid in December 2000. In connection with the note, Verus Group was issued a warrant. Ajmal Khan is the President of Verus Group and a former director of our company. The number of shares offered herein represents 44,118 shares of our common stock underlying outstanding warrants.

/10/ Daniel DeWolf served as Secretary and a director of Wattage Monitor until December 2000. The number of shares offered herein represents 20,000 shares of our common stock underlying outstanding options. Mr. DeWolf's ownership columns include 2,500 shares of common stock beneficially owned by his children as a result of their ownership interest in Pine Street Ventures LLC and 12,500 shares of common stock owned by his wife. Mr. DeWolf disclaims beneficial ownership of his wife's shares.

/11/ Joel Dumaresq served as a director of Wattage Monitor until December 2000. The number of shares offered herein represents 20,000 shares of our common stock underlying outstanding options.

/12/ Ajmal Khan served as a director of Wattage Monitor until May 2000. The number of shares offered herein represents 10,000 shares of our common stock underlying outstanding options.

/13/ Willie E. Dennis is the Secretary of Wattage Monitor. Since 2000, Mr. Dennis has been a partner in the corporate practice group of Akin, Gump, Strauss, Hauer & Feld, L.L.P. who are the corporate counsel for the company. The number of shares offered herein represents 10,000 shares of our common stock underlying outstanding options. Mr. Dennis' ownership columns include 3,000 shares of common stock owned by his wife.

/14/ Camhy Karlinsky & Stein LLP were our corporate counsel until August 2000. The number of shares offered herein represents 7,000 shares of our common stock underlying outstanding warrants.

/15/ Jeffrey Halpern has served as Vice President - Consumer Marketing for Wattage Monitor since March of 2001. The number of shares offered herein represents 1,500,000 shares of our common stock underlying outstanding options.

                             PLAN OF DISTRIBUTION

     Our company is registering the shares of common stock on behalf of the selling stockholders. A selling stockholder is a person named on page 13 or 14 and also includes any donee, pledgee, transferee or other successor-in-interest selling shares received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other non-sale related transfer. We will pay the costs, expenses, and fees of registering the common stock, but our shareholders will pay any underwriting or brokerage commissions and similar selling expenses relating to the sale of shares of their common stock. Sales of shares may be effected by selling stockholders from time to time in one or more types of transactions (which may include block transactions) on the Nasdaq National Market, in the over-the-counter market, in negotiated transactions, through put or call options transactions relating to the shares, through short sales of shares, or a combination of these methods of sale, at market prices prevailing at the time of sale, or at negotiated prices. These transactions may or may not involve brokers or dealers. The selling stockholders have advised our company that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities, nor is there an underwriter or coordinated broker acting in connection with the proposed sale of shares by the selling stockholders.

     The selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with these transactions, broker-dealers or other financial institutions may engage in short sales of the shares or of securities convertible into or exchangeable for the shares in the course of hedging positions they assume with selling stockholders. The selling stockholders may also enter into options or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealers or other financial institutions of shares offered by this prospectus, which shares these broker-dealer or other financial institution may resell pursuant to this prospectus (as amended or supplemented to reflect such transaction).

     The selling stockholders may make these transactions by selling shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. These broker-dealers may receive compensation in the form of discounts, concessions or commissions from selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

     The selling stockholders and any broker-dealers that act in connection with the sale of shares may be deemed to be "underwriters" within the meaning of
Section 2(11) of the Securities Act, and any commissions received by such broker-dealers or any profit on the resale of the shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

     Because selling stockholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, the selling stockholders may be subject to the prospectus delivery requirements of the Securities Act. Our company has informed the selling stockholders that the anti-manipulative provisions of Regulation M promulgated under the Exchange Act may apply to their sales in the market.

     Selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of Rule 144.

     Upon our company being notified by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing:

 . the name of each such selling stockholder and of the participating broker-dealer(s);

 . the number of shares involved;

 . the initial price at which such shares were sold;

 . the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable;

 . that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

 . other facts material to the transactions.

     In addition, upon our company being notified by a selling stockholder that a donee or pledgee intends to sell more than 500 shares, a supplement to this prospectus will be filed.


                                 LEGAL MATTERS

     The validity of the common stock offered under this prospectus will be passed upon for us by our counsel, Akin, Gump, Strauss, Hauer & Feld, L.L.P., New York, New York. A partner of Akin, Gump, Strauss, Hauer & Feld, L.L.P. holds 3,000 shares of our common stock, and options to purchase 10,000 shares of our common stock.

                                    EXPERTS

     The audited financial statements appearing in our Annual Reports on Forms 10-KSB for the years ended December 31, 1999 and 2000 have been audited by Grant Thornton LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated herein by reference in reliance upon the authority of such firm as experts in giving such reports.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the estimated costs and expenses of the sale and distribution of the securities being registered, all of which are being borne by us.

                                                          Amount
                                                          -------
     Securities and Exchange Commission filing fee......  $ 1,533
     Printing expenses..................................    5,000
     Legal Fees and Expenses............................   10,000
     Accounting Fees and Expenses.......................    2,500
     Miscellaneous......................................    2,500
                                                          -------
     Total..............................................  $21,533
                                                          -------

     All of the amounts shown are estimates except for the fee payable to the Securities and Exchange Commission.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The registrant's articles of incorporation eliminate the personal liability of directors to the registrant or its stockholders for monetary damages for breach of fiduciary duty to the extent permitted by Nevada law. The registrant's articles of incorporation and by-laws provide that the registrant shall indemnify its officers and directors to the extent permitted by Nevada law, which authorizes a corporation to indemnify directors, officers, employees or agents of the corporation in non-derivative suits if such party acted in good faith and in a manner such party reasonably believed to be in or not opposed to the best interest of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The Nevada General Corporation Act further provides that indemnification shall be provided if the party in question is successful on the merits or otherwise.

ITEM 16.  EXHIBITS

     A list of exhibits included as part of this registration statement is set forth in the Exhibit Index that immediately precedes the exhibits and is incorporated by reference here.

ITEM 17.  UNDERTAKINGS

     The undersigned registrant hereby undertakes:

     (1) to file, during any period in which offers or sale are being made, a post-effective amendment to this registration statement:

          (a) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (b) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

          (c) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (1)(a) and (1)(b) above do not apply if the registration statement is on Form S-3, and the information required to be, included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by the final adjudication of such issue.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, Wattage Monitor Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, New York on May 21, 2001.

                                       Wattage Monitor Inc.


                                       By: /s/ Gerald R. Alderson
                                           -------------------------------
                                           Gerald R. Alderson
                                           President and Chief Executive Officer


     KNOW ALL PERSONS BY THESE PRESENTS, that the persons whose signatures appear below each severally constitutes and appoints Gerald R. Alderson, as a true and lawful attorney-in-fact and agent, with full powers of substitution and resubstitution, for them in their name, place and stead, in any and all capacities, to sign any and all amendments (including pre-effective and post-effective amendments) to this registration statement and to sign any registration statement (and any post-effective amendments) relating to the same offering as this registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as they might or could do in person, hereby ratifying and confirming all which said attorney-in-fact and agent, or any of them, or their substitute or substitutes, may lawfully do, or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.


                    /s/ Gerald R. Alderson                    May 21, 2001
                    ----------------------
                    Gerald R. Alderson, Director, President,
                       Chief Executive Officer and
                       Principal Financial Officer


                    /s/ Stephen D. Klein                       May 21, 2001
                    --------------------
                    Stephen D. Klein, Chairman of the
                       Board of Directors



                    /s/ Alexander Ellis III                    May 21, 2001
                    -----------------------
                    Alexander Ellis III, Director

                                 EXHIBIT INDEX

Exhibit
  No.     Description and Method of Filing
-------   --------------------------------

 2.1* Agreement and Plan of Merger by and between WattMonitor LLC and Wattage Monitor, dated as of February 26, 1999 (filed without exhibits or schedules) (filed as Exhibit 2.1 to Amendment No. 4 to Form SB-2 Registration Statement, filed October 13, 1999).

 3.1* Amended and Restated Articles of Incorporation of Wattage Monitor as filed with the Secretary of State of the State of Nevada on February 24, 1999 (filed as Exhibit 3.1 to Amendment No. 4 to Form SB-2 Registration Statement, filed October 13, 1999).

 3.2* Amended and Restated By-Laws of Wattage Monitor, adopted as of February 19, 1999 (filed as Exhibit 3.2 to Amendment No. 4 to Form SB-2 Registration Statement, filed October 13, 1999).

 3.3* Certificate of Amendment to Amended and Restated Articles of Incorporation of Wattage Monitor as filed with the Secretary of State of the State of Nevada on October 11, 2000 (filed as Exhibit 3.3 to Form S-3, filed November 30, 2000).

 3.4* Certificate of Amendment to Amended and Restated Articles of Incorporation of Wattage Monitor as filed with the Secretary of State of the State of Nevada on December 22, 2000 (filed as Exhibit 3.4 to Form 10-KSB, filed on March 23, 2001.

 4.1* Specimen Common Stock certificate (filed as Exhibit 4.1 to Amendment No. 4 to Form SB-2 Registration Statement, filed October 13, 1999).

 5.1**    Opinion of Akin, Gump, Strauss, Hauer & Feld, L.L.P.

23.1 Consent of Akin, Gump, Strauss, Hauer & Feld, L.L.P. (included in the opinion filed as Exhibit 5.1).

23.2**    Consent of Grant Thornton L.L.P.


24.1**    Power of Attorney (See Page II-3)

  _______________________________

      * Exhibits designated with an asterisk (*) have previously been filed with the Commission and are incorporated herein by reference to the document referenced in parentheticals following the descriptions of such exhibits.

     **        Filed herewith.